EXHIBIT 99.01

PRESS RELEASE

David Moffett elected to Scripps board

For immediate release	(NYSE: SSP)
May 10, 2007

CINCINNATI – David M. Moffett, retired vice chairman and chief financial officer at U.S. Bancorp, has been elected to the board of directors of The E. W. Scripps Company.

Moffett’s election at the Scripps board meeting today expanded the board from 12 to 13 members.

“David Moffett is a talented and widely respected financial management executive whose vast experience in that arena provides an added measure of depth to our board of directors,” said Kenneth W. Lowe, president and chief executive officer of the company. “David’s tenure as vice chair and CFO at U.S. Bancorp was marked by extraordinary accomplishment and a hands-on understanding of all of the financial disciplines that were within his purview.”

Moffett, 55, retired from U. S. Bancorp in February 2007.

As vice chairman and chief financial officer he was responsible for mergers and acquisitions, corporate real estate, corporate accounting and reporting, investor relations, purchasing, media relations, management reporting, tax, venture capital, treasury, tax credit investments, insurance and strategic planning.

Moffett joined U.S. Bancorp in September 1993, as chief financial officer when it was known as Star Banc Corporation. Star Banc Corporation acquired Firstar in 1998, and retained the Firstar name. In February 2001, Firstar acquired U.S. Bancorp, which formed the new U.S. Bancorp.

Before joining U.S. Bancorp, Moffett was senior vice president and assistant treasurer in corporate treasury at BankAmerica Corporation in San Francisco. He joined BankAmerica in 1992, as a result of its merger with Los Angeles-based Security Pacific Corporation, where he had served as senior vice president and director of corporate treasury since 1990. He joined Security Pacific National Bank in 1989 as senior vice president responsible for the bank’s domestic and international treasury group.

Moffett serves on the boards of directors of MBIA Insurance Corp. and BMHC Building Materials Holding Co. He also is on the board of advisors, Price School of Business at the University of Oklahoma.

Moffett has a bachelor’s degree in economics from the University of Oklahoma and a master’s degree in business administration from Southern Methodist University.

About Scripps

The E. W. Scripps Company (www.scripps.com) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 17 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Timothy Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com